Exhibit 10.2

Tailored Business Systems, Inc.

April 23, 2004

James Kolassa
1320 Squirrel Run
Alpharetta, GA  30004

Re:      Offer Of Employment

Dear Jim:

We are pleased to offer to you a position with Tailored Business Systems, Inc. (the "Company") on the following terms and conditions:

1.         We are offering you the position of President.  This is a full-time, exempt position. Your duties will generally include expanding the economic value of the business, development and oversight of all operations, personnel, and functions of the Company, and all such other duties customary to the office of President.  Your spending and binding authorities will be communicated to you from time to time by the Company's Board of Directors.

2.         By accepting this offer, the Company will pay you an annual salary of $100,000.00 or $4,166.67 per semi-monthly pay period.   In addition, you will be

eligible to participate in an incentive plan as described in Exhibit A, a copy of which is attached and hererin incorporated by reference.  Your performance and compensation will be subject to review from time to time after your effective date of hire.

3.         You will be afforded the opportunity to enroll in the Company's medical benefits plan and to participate in all other benefits generally available to the Company's other employees.  You are entitled to three weeks vacation annually.  Vacation time is accrued at a rate of 5 hours per semi-monthly pay period.  The Company will reimburse you for business expenses consistent with our business expense policies and procedures.

4.         As a key employee of the Company, your contribution to the business and to the overall success of both the Company and VillageEDOCS, you will be rewarded through options to purchase VillageEDOCS' common stock.  Subject to the approval of VillageEDOCS' Board of Directors and to attainment of revenue and profit increases in the case of bonus options, VillageEDOCS will grant you an option to purchase its shares of common stock in the amount listed under the caption "Equity Compensation" on the attached Exhibit A, the terms and rights of which are governed by the terms of the VillageEDOCS' 2002 Equity Incentive Plan and a Stock Option Agreement that will be entered into between you and VillageEDOCS.

5.         By accepting this offer, you agree to abide by the Company's policies and procedures, including all policies contained in the Company's employee handbook.  You will receive a copy of this handbook during your employment.

6.         As an employee of the Company, you will have access to certain Tailored Business Systems, Inc. and VillageEDOCS confidential information and you may, during the course of your employment, develop certain inventions or obtain information that will be the property of the Company.  To protect the interest of the Company, you will be required to sign the Company's standard Confidentiality Agreement as a condition of your employment.  You must also not bring any confidential or proprietary material of any former employer, or violate any other obligations you may have to your former employers.

7.         By accepting this offer, you acknowledge that your employment with the Company is at will, and that either you or the Company may terminate the employment relationship at any time with or without notice for any reason, and that no Company representative has the authority to modify the at will nature of your employment except for the Board of Directors of the Company, and any such modification must be in writing signed by both you and the Board of Directors. This is an integrated agreement with respect to the at will nature of the employment relationship, and there are not now and may not be in the future any implied or oral agreements that in any way modify the at will employment policy.

8.         The Company reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at will employment policy.

9.         You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by the Company regarding the kind, character or existence of work you will be assigned or the expected length of your employment with the Company.

10.       As required by law, this offer is contingent upon your ability to provide proof of eligibility to work in the United States.  Enclosed please find an Employment Eligibility Verification I-9 Form.  Please fill out this form, and return the form and all required supporting documentation to us prior to your first day of employment.

11.       This letter contains the entire agreement with respect to your employment with the Company, and supersedes any prior verbal and/or written agreements or representations regarding your employment.  This offer expires if not executed by April 26, 2004.

Jim, we look forward to you joining our team, and helping us build a prosperous company with a friendly and healthy working environment dedicated to quality and customer satisfaction.   If you have any questions, please feel free to contact me directly at the VillageEDOCS office.

Sincerely,

THE BOARD OF DIRECTORS OF TAILORED BUSINESS SYSTEMS, INC.

/s/Mason Conner

Mason Conner
Director

Acknowledged, Accepted and Agreed

 /s/ James Kolassa                                                                Date: _4/25/04_
James Kolassa

Exhibit A - Page 1 of 2

JAMES KOLASSA COMPENSATION PLAN - 2004

BASE SALARY

Annual						$100,000.00

INCENTIVE PLAN

TBS Revenue Increase Goal =				$1,500,000

	1st	$500,000	2.00%		$10,000.00
	2nd	$500,000	4.00%		$20,000.00
	3rd +	$500,000	6.00%		$30,000.00
		Sub Total				$60,000.00

TBS Profit Increase Goal =				$150,000

	1st(upto)	$100,000	20.00%	Pro Rata	$20,000.00
	Next	$50,000	30.00%	Pro Rata	$15,000.00
	Above	$150,000	30.00%
		Sub Total				$35,000.00

		Total compensation @ 100% of goal				$195,000.00

Additional Provisions:
1. Revenue Goal Increase incentive reduced by 50% if profit increase is less than $100,000
2. A recoverable bonus advance of $3,000 per month will begin in July 2004

3.  Bonus will be paid quarterly according to incentive plan on a linear pro rata basis based upon percentage of increase over the prior year's adjusted figures.  The bonus for the first eligible quarter for each year will be calculated on that quarter's results; however, each succeeding quarterly bonus will be calculated based on year to date results which means that prior quarters' excess bonus payments are subject to recovery by the Company.

EQUITY COMPENSATION

Employee Stock Option					1,500,000	shares
2004 Stock Option Bonus
	100% Revenue and Profit Increase Goals				300,000	Shares
Note:	2003 Basis for Revenue and Profit Increases
	Revenue	3,324,000
	Profit	395,000

Exhibit A - Page 2 of 2

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